Exhibit 99.1

EON Resources Inc.

Provides Insight into Preliminary Second Quarter 2025 Results

HOUSTON, TX / July 24, 2025 / EON Resources Inc. (NYSE American: EONR) (“EON” or the “Company”) is an independent upstream energy company with 20,000 leasehold acres comprising two fields in the Permian Basin in southeast New Mexico. Today, the Company provides insight into its preliminary second-quarter 2025 results and other actions reflecting a rebound in production after temporary impact from field actions; a reduction in field operating expenses, G&A costs and interest expense in Q2; the contracting of a third service rig in the Grayburg-Jackson Field; and the integration of the newly acquired South Justis Field.

Grayburg-Jackson Field – Q2 actions

During the second quarter of 2025 and through this press release date, EON has performed several actions in the Grayburg-Jackson Field (“GJF”) to increase profitability going forward. While some of the actions impacted production during Q2, the production rebounded late June to return to a stable production level going into July. The production trends and highlights of the activities in the GJF in Q2 and into July include:

●	Since acquisition of the GJF through the end of Q1 2025, the gross barrels of oil per day (“BOPD”) produced was stabilized and maintained at approximately 935 BOPD over the 15-month period. During Q2 2025, BOPD temporarily dropped by approximately 100 BOPD resulting in an 835 total BOPD average for the second quarter. In the last third of June and into July, the production returned to an average 935 BOPD run rate.

●	The negative impacts on Q2 production resulted from an equal combination of on-going water injection mechanical problems and downtime required to perform acid treatments and well servicing work to return wells to production.

●	The rebound in production during the last third of June and into July is a result of 12 wells having been treated with acid utilizing an improved proprietary chemical and well servicing work to return additional wells to production.

●	To return wells to production, the Company ramped up the well service rigs in the GJF. The Company contracted a second well service rig in June 2025, in order to return a number of down wells to production. The two rigs have serviced 27 additional wells. A third well service rig was employed in July 2025, which started in the GJF in mid-July. The third well service rig is to primarily focus on saltwater injection wells to sustain long-term production. The Company expects to utilize three well service rigs for the foreseeable future to increase production over the next several quarters.

●	Water injection performance was worse than anticipated. The poor performance combined with contractor delays in installation of a critical replacement water line, impacted Q2 2025 production. Crews have been mobilized to replace and install injection flowlines for a major portion of the GJF.

●	The field team is making good progress to replace our water injection supply lines, returning down wells to production and repairing down water injection wells. In all, the Company expect to add another 100 BOPD in August 2025 by observing the same successful improvements made in June and July 2025.

Insight to preliminary Q2 2025 financial results

While the oil revenues from production were impacted in Q2 2025, the total revenues for Q2 2025 were little changed from Q1 2025. The impact was mitigated by the Company’s hedging position. The Company recovered approximately $290K of cash as approximately 75% of the oil was hedged at $70.00 per barrel. The non-cash hedge portion had a positive revenue impact of approximately $500K.

Mitigating the temporary production impact, cost reduction actions in late 2024 and into 2025 reduced Q1 2025 lease operating expenses (“LOE”), G&A costs and interest expense. The cost reduction trend continued in Q2 2025. Approximately $130k of combined costs were reduced in Q2 2025 from these three categories.

The Company’s balance sheet improved in Q2 2025. Former private loan obligations of the Company and related warrant liabilities were exchanged in full for long-term Convertible Notes by the end of Q2 2025. The resulting impact of the exchange was to reduce current liabilities by approximately $6 million. A portion of the Convertible Notes were converted to Class A common shares in Q2 2025 resulting in an overall debt reduction of approximately $3 million during the quarter with a concurrent increase in shareholder equity.

South Justis Field acquisition completed in Q2

On June 20, 2025, EON announced its acquisition of the South Justis Field (“SJF”) in the Permian Basin. Since acquiring the field, the production has remained stable at over 100 BOPD from 19 actively producing wells. The Company plans to return an additional 30 wells to production over the next year, and is adding a second well service rig to the SJF to return down wells to production. The production from the reactivated wells is expected to average 5-10 BOPD per well, yielding field wide production of 250 to 400 BOPD. The SJF is expected to initially produce approximately $100K of cash from the operations, and increase as new wells are reactivated.

More information on South Justis Field can be found on the EON website under the Company’s operations page at the SJF operations page; the South Justis Field acquisition press release; and the South Justis Field investor call deck.

Horizontal drilling program at GJF being poised for 2026

In February 2025, EON announced its horizontal drilling program, which identified 50 well locations to be drilled over several years.

“Our horizontal drilling program is on schedule to commence during the first quarter of 2026,” said Dante Caravaggio, President and CEO of the Company. “Initial and preliminary engineering and construction work has begun in the current quarter and will be completed by year-end. Each well is expected to produce 300 to 400 BOPD.”

“The ability to sell all produced oil is solid. Although there has been some short-term oil market tightness, and the U.S. Energy Information Administration (EIA) has forecasted crude output in the Permian Basin should rise from 13.2 million barrels a day to over 13.4 million barrels a day this year, our largest customer will take every barrel of oil we produce at market prices,” said Mitchell B. Trotter, CFO of the Company. “Oil in the Permian Basin in New Mexico grew by 14 percent in 2024, and it should continue to grow this year. We remain bullish on EON and the high upside potential of our fields.”

About the Grayburg-Jackson Oil Field Property

LH Operating, LLC (“LHO”), a wholly owned subsidiary of EON, operates its holdings in New Mexico of oil and gas waterflood production comprising 13,700 contiguous leasehold acres, 342 producing wells and 207 injection wells situated on 20 federal and 3 state leases in the Grayburg-Jackson Oil Field. The Grayburg-Jackson Oil Field is located on the Northwest Shelf of the prolific Permian Basin in Eddy County, New Mexico.

Leasehold rights of LHO include the Seven Rivers, Queen, Grayburg and San Andres intervals that range from as shallow as 1,500 feet to 4,000 feet in depth. The December 2024 reserve report from our third-party engineer, Haas and Cobb Petroleum Consultants, LLC (“Haas & Cobb” or “Cobb”), reflects LHO to have proven reserves of approximately 14.0 million barrels of oil and 2.8 billion cubic feet of natural gas. The mapped original-oil-in-place (“OOIP”) in the LHO leasehold is approximately 876 million barrels of oil in the Grayburg and San Andres intervals and 80 million barrels in the Seven Rivers interval for a total OOIP of approximately 956,000,000 barrels of oil.

Our primary production is currently from the Seven Rivers zone. In addition to proven reserves, the Company believes it may access an additional 34 million barrels of oil by adding perforations in the Grayburg and San Andres formations. With proven oil reserves of over 15 million barrels, combined with the potential 34 million additional barrels from the Grayburg and San Andres zones, LHO should produce oil and a revenue stream for more than two decades with a low decline rate.

About the South Justis Field Property

The South Justis Field (“SJF” or “Field”) is a carbonate reservoir, similar to the rest of the Permian. The Field was first developed in the 1960’s and had an initial production in the 6,000 BOPD range. The waterflood implemented at a cost of $40 million dollars in the 1990’s by a major oil company. The subsequent owners of the Field had higher priorities, which led to an increase in idle wells with downhole failures, thus allowing the production to drop dramatically. The Seller acquired the field and has reactivated several wells and increased the production of oil.

The SJF comprises 5,360 contiguous acres with 208 combined producing and injection wells with large spacing of 50 acres. The field is located in the Central Basin of the prolific Permian Basin in Lea County, New Mexico located approximately 100 miles from EON’s Grayburg-Jackson Oil Field property in Eddy County, New Mexico. Our rights include the Glorietta, Blinebry, Tubb, Drinkard and Fusselman intervals that range from 5,000 feet to 7,000 feet in depth. The original-oil-in-place (“OOIP”) is approximately 207 million barrels of oil.

About EON Resources Inc.

EON is an independent upstream energy company focused on maximizing total returns to its shareholders through the development of onshore oil and natural gas properties in the United States. EON’s long-term goal is to maximize total shareholder value from a diversified portfolio of long-life oil and natural gas properties built through acquisition and through selective development, production enhancement, and other exploitation efforts on its oil and natural gas properties.

EON’s Class A Common Stock trades on the NYSE American Stock Exchange (NYSE American: EONR) and the Company’s public warrants trade on the NYSE American Stock Exchange (NYSE American: EONR WS). For more information on EON, please visit the Company’s website: https://eon-r.com/

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from what is expected. Words such as “expects,” “believes,” “anticipates,” “intends,” “estimates,” “seeks,” “may,” “might,” “plan,” “possible,” “should” and variations and similar words and expressions are intended to identify such forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Such forward-looking statements relate to future events or future results, based on currently available information and reflect the Company’s management’s current beliefs. A number of factors could cause actual events or results to differ materially from the events and results discussed in the forward-looking statements. Important factors - including the availability of funds, the results of financing efforts and the risks relating to our business - that could cause actual results to differ materially from the Company’s expectations are disclosed in the Company’s documents filed from time to time on EDGAR (see www.edgar-online.com) and with the Securities and Exchange Commission (see www.sec.gov). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations

Michael J. Porter, President

PORTER, LEVAY & ROSE, INC.

mike@plrinvest.com

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